CORNELL CAPITAL PARTNERS
101 Hudson Street
Suite 3700
Jersey City, NJ  07302

                                                 June 27, 2007


Mr. Kevin Kreisler
Chairman
GreenShift Corporation
One Penn Plaza, Suite 1612
New York, New York 10119

Viridis Capital, LLC
P.O. Box 284
Arlington, New Jersey 07856


         Re:      GreenShift Corporation ("GreenShift")
                  Viridis Capital, LLC ("Viridis")

Dear Mr. Kreisler:

     Reference is made to all the various convertible debentures (the "Convertible Debentures") and other transactional documents between Cornell Capital Partners, L.P. ("Cornell") and GreenShift (collectively, the "Transaction Documents") entered iinto between December 2004 and the date hereof including all guaranties GreenShift's obligation under the convertible debentures by Viridis Capital, LLC. GreenShift hereby acknowledges that it is in default of the Transaction Documents for, among other things, GreenShift's failure to timely: (i) file a registration statement under the Transaction Documents; and (ii) obtain effectiveness of such registration statement (the "Existing Default").

         The parties hereto agree as follows:

1. The parties hereto agree to terminate the forbearance agreement dated March 23, 2007 (the "Forbearance Agreement"), pursuant to which Cornell had agreed to forbear from exercising certain remedies available under the Transaction Documents.

2.   One-Time Remedy of Existing Defaults.

     a. In reliance upon the representations, warranties and covenants of GreenShift contained in this agreement, and subject to the terms and conditions of this agreement, Cornell agrees to a one-time only remedy of the Existing Default and will not exercise its rights and remedies under the Transaction Documents or applicable law in respect of or arising out of the Existing Default, subject to the conditions, amendments and modifications contained herein for the period (the "Remedy Period") commencing on the date hereof and continuing for so

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          long as the  following  conditions  are met: (i)  GreenShift  strictly complies with the terms of this Agreement and (ii) there is no occurrence or existence of any Event of Default, other than the Existing Default.

     b. Upon the termination or expiration of the Remedy Period, the agreement of Cornell to a one-time remedy of the Existing Default shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit Cornell to exercise such rights and remedies under the Transaction Documents immediately.

3.   Further Agreements.

     a. In consideration of the one-time remedy, the parties hereby agree that Cornell shall concurrently herewith effect one conversion of the Series C Convertible Preferred stock and that solely in connection with such conversion, the conversion restrictions set forth in the Convertible Debentures relating to the beneficial ownership limitations of Cornell shall be increased from 4.99% to 9.99%.

     b. In connection with the conversion set forth above, GreenShift shall promptly deliver the shares of common stock to be issued thereunder as soon as a sufficient number of authorized shares become available to satisfy such conversion. GreenShift agrees that it shall use its best efforts to cause such shares to be available as soon as reasonably possible.

     c. GreenShift agrees that it shall use its best efforts to complete the merger with GS CleanTech Corporation as disclosed in the GreenShift Shareholder Letter dated June 22, 2007 as soon as practicable, but in no event later than March 1, 2008. In connection with this merger, GreenShift shall increase its authorized share capital to a number sufficient to satisfy the full conversion of all of the Convertible Debentures. Such registration shall register the common stock underlying the Convertible Debentures held by Cornell.

     d. The registration deadlines set forth in the Transaction Documents shall be changed as follows: (i) Cornell shall have the right to demand that Greenshift file a registration statement for the common stock underlying the Convertible Debentures at any time and Greenshift shall be obligated to file with the SEC such registration statement within 45 days after such demand, and (ii) GreenShift shall obtain the effectiveness of such registration statement within 120 days of its filing.

     e. The parties agree to use their best efforts to restructure the terms and conditions of the Convertible Debentures in an attempt to (i) facilitate the completion of the aforementioned merger, (ii) safeguard and maximize the value of the newly merged company, (iii) support the newly merged company's plans for growth, and (iv) provide Cornell with similar collateral security and protections. Notwithstanding the

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          foregoing,  Cornell  shall not have any liability to Greenshift or any other person for consummating or not consummating a transaction to restructure the terms and conditions of the Convertible Debentures.

4.   No Other Waivers; Reservation of Rights.

     a. Cornell has not waived, is not by this agreement waiving, and has no intentions of waiving, any Events of Default which may occur after the date hereof, and Cornell has not agreed to forbear with respect to any of its rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Existing Default to the extent expressly set forth herein), which may occur after the date hereof. Cornell shall have the right to declare an event of default in accordance with the terms of the Convertible Debentures and other transaction documents as modified hereby.


                                         Very truly yours,

                                         CORNELL CAPITAL PARTNERS, L.P.

                                         By: Yorkville Advisors, LLC
                                         Its:  Investment Manager


                                         By: /s/ Troy Rillo

Agreed and Accepted:
GREENSHIFT CORPORATION                   VIRIDIS CAPITAL, LLC


By: /s/ Kevin Kreisler                   By: /s/ Kevin Kreisler
    ------------------                   ------------------
Name:   Kevin Kreisler                           Kevin Kreisler
Title:  Chairman and                             Managing Member
         Chief Executive Officer